Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned firm of Independent Petroleum Engineers, of Denver, Colorado, United States, hereby consent to the incorporation by reference into this registration statement of the Firm’s reserves report and to all references to our Firm in the registration statement.

Ryder Scott Company

/s/ Ryder Scott Company

October 11, 2011